Exhibit 99.1

Valentis, Inc.

Ben McGraw

(650) 697-1900 x210

IR@valentis.com

Valentis Receives NASDAQ Delisting Notice

BURLINGAME, Calif., May 17 /PRNewswire-FirstCall/ — Valentis, Inc. (Nasdaq: VLTS - News) announced today that it has received notification from The Nasdaq Stock Market that its securities will be delisted from the Nasdaq Capital Market at the opening of business on May 21, 2007.  The Nasdaq delisting notice was based upon the failure of Valentis to achieve certain milestones under its plan of compliance, as presented to the Nasdaq Listing Qualifications Panel on March 1, 2007, by certain specified dates.

While Valentis’ common stock will not be immediately eligible for quotation on the National Association of Securities Dealers, Inc.’s Over-The-Counter Bulletin Board, it will become eligible if a market maker applies to register in and quote the shares in accordance with Rule 15c2-11 of the Securities Exchange Act of 1934 and such application is approved by the NASD.  Valentis has been informed that at least one market maker, Empire Financial Group, Inc., has made such an application with respect to Valentis’ common stock on the Over-The-Counter Bulletin Board.  However, there can be no assurance that its application will be granted.  In the meantime, Valentis anticipates that its common stock will be eligible for quotation on the National Quotation Bureau’s “pink sheets.”

About Valentis

Valentis is a biotechnology company that was engaged in the development of innovative products for PAD. On July 11, 2006, Valentis announced that no statistically significant difference was seen in the primary endpoint or any of the secondary endpoints in its Phase IIb clinical trial of VLTS 934 in PAD. Valentis is assessing strategic opportunities that may be available to it, including the sale or the above noted proposed merger of its business and the sale or licensing of certain of its assets. Additional information about Valentis can be found at www.valentis.com.

This press release includes forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. Valentis has based these forward-looking statements on current expectations, assumptions, estimates and projections. While Valentis believes that these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. In particular, these risks and uncertainties include, without limitation, the risk that the NASD will not approve the Form 211. These and other important factors, including those discussed in Valentis’ Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, as filed with the SEC, may cause the actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, investors and securityholders are cautioned not to place undue reliance on such forward-looking statements. Valentis does not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments.

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